FOR IMMEDIATE RELEASE
Thursday, April 30, 2026

Titan International, Inc. Reports First Quarter Financial Results

WEST CHICAGO, ILLINOIS, April 30, 2026 - Titan International, Inc. (NYSE: TWI) (“Titan” or the “Company”), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported financial results for the first quarter ended March 31, 2026.

Q1 2026 Key Figures
•Revenues grew 2.9% to $505 million
•Gross margin improved to 14.1%
•Adjusted EBITDA increased to $31 million

Paul Reitz, President and Chief Executive Officer, commented, “Our Q1 2026 results were at the high end of our expectations as our team executed well against a macro backdrop that continued to be very dynamic. EMC was our best-performing segment, with growth over 11% versus the prior year period. Gross margin in the segment improved 90 basis points to 11.3% as top-line growth allowed for improved fixed cost leverage. Our Ag segment also recorded modest growth while Consumer fell by only 1.6%. Notwithstanding the geopolitical and tariff volatility, we had a strong quarter with revenues up nearly 3% with increased gross margin and Adjusted EBITDA.”

Mr. Reitz continued, “Titan is built to be resilient in market conditions such as this. We have a diversified portfolio of products, strategically positioned global plants, and a one-stop shop distribution channel that is surrounded by a team that is highly energized for our customers. In times like this, we help our customers remain flexible in serving their end markets. With purchasers of equipment remaining hesitant, inventory management continues to be paramount with many OEMs and dealers working from lean positions to limit their investment in working capital. This naturally limits their ability to be responsive to customer ordering and by working with Titan, those OEMs and dealers know they have a trusted partner that can get them the wheel, tire and undercarriage products they need quickly.”

Mr. Reitz concluded, “We continue to be hopeful that the underlying causes of the current market volatility will subside but remain resolute in knowing Titan is well-positioned however our markets unfold. Our terrific One Titan Team is focused on producing high-quality products and serving our customers to the best of their ability on a daily basis and as we do that, I firmly believe in our continued success.”

Tony Eheli, Chief Financial Officer added, “We currently expect second quarter sales to be between $470 million and $490 million with Adjusted EBITDA between $25 million and $30 million. We are also maintaining our previously communicated full year guidance of sales between $1.85 and $1.95 billion with Adjusted EBITDA between $105 million and $115 million.

Mr. Eheli continued, “During the quarter, we announced the closure of our Jackson, Tennessee plant.We expect to complete the closure by the end of October, and execution is on a solid pace. With the acquisition of Carlstar, we knew we had excess manufacturing capacity in the US and identified this as a long-term synergy opportunity that would be accretive to our earnings. This action will streamline our manufacturing footprint by improving our capacity utilization, reducing costs and improving our ability to serve our customers effectively over the long term.

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We recorded approximately $2 million in restructuring and $23 million in non-cash impairment expenses related to the closure. We are confident that we will see cash benefits next year.”

Results of Operations

Net sales for the three months ended March 31, 2026 were $505.1 million, compared to $490.7 million in the comparable period of 2025. The increase was driven by foreign currency translation, which contributed approximately 3.7% to net sales growth, largely due to the strengthening of the Brazilian real and euro against the U.S. dollar, and favorable pricing related to higher input costs. These increases were partially offset by lower sales volumes resulting from reduced customer demand in the consumer and agricultural segments due to challenging market conditions.

Gross profit for the three months ended March 31, 2026 was $71.4 million, or 14.1% of net sales, compared to $68.6 million, or 14.0% of net sales, for the three months ended March 31, 2025. The improvement in gross profit and margin was driven by focused cost reduction and productivity initiatives which continued to be executed across our global production facilities.

Selling, general and administrative expenses (SG&A) for the three months ended March 31, 2026 were $52.4 million, or 10.4% of net sales, compared to $49.9 million, or 10.2% of net sales, for the three months ended March 31, 2025. The increase in SG&A expenses was primarily attributable to inflationary cost impacts, including higher personnel‑related costs.

Loss from operations for the three months ended March 31, 2026 was $13.8 million, compared to income from operations of $11.8 million for the three months ended March 31, 2025. The change in (loss) income from operations was primarily due to the restructuring and impairment charges related to the closure of Jackson, Tennessee facility. Excluding the impact of the restructuring and non-cash impairment expenses related to the closure, income from operations would have been $11.4 million.

The Company recorded income tax expense of $4.6 million and $4.2 million for the three months ended March 31, 2026 and 2025, respectively. The Company's effective income tax rate was (23.6)% and 99.5% for the three months ended March 31, 2026 and 2025, respectively. For the three months ended March 31, 2026 and 2025, the income tax expense and tax rates differed each period due to the jurisdictional mix of earnings.

Segment Information

Agricultural Segment

(Amounts in thousands, except percentages)	Three months ended
	March 31,
	2026	2025	% Increase/ (Decrease)
Net sales	$198,345	$197,746	0.3%
Gross profit	24,015	24,487	(1.9)%
Profit margin	12.1%	12.4%	(2.4)%
Income from operations	7,493	9,442	(20.6)%

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Net sales in the agricultural segment were $198.3 million for the three months ended March 31, 2026, as compared to $197.7 million for the comparable period in 2025. Foreign currency translation had a favorable impact on sales of approximately 3.1%, which was partially offset by lower sales volumes in the Americas, driven by lower farm income, higher financing costs, and continued inventory reduction initiatives by OEM customers.

Gross profit in the agricultural segment was $24.0 million for the three months ended March 31, 2026, as compared to $24.5 million in the comparable period in 2025.  The change in gross profit was primarily due to lower sales volumes and the resulting reduced fixed cost leverage.

Earthmoving/Construction Segment

(Amounts in thousands, except percentages)	Three months ended
	March 31,
	2026	2025	% Increase
Net sales	$159,514	$143,290	11.3%
Gross profit	18,089	14,893	21.5%
Profit margin	11.3%	10.4%	8.7%
Income from operations	2,390	1,676	42.6%

The Company's earthmoving/construction segment net sales were $159.5 million for the three months ended March 31, 2026, as compared to $143.3 million in the comparable period in 2025. The increase was driven by higher sales volumes in the Americas and the Europe Wheel business, reflecting increased demand from construction OEM customers. Foreign currency translation also had a favorable impact on net sales of approximately 6.1%.

Gross profit in the earthmoving/construction segment was $18.1 million for the three months ended March 31, 2026, as compared to $14.9 million for the three months ended March 31, 2025. The increase in gross profit was mainly driven by higher sales volumes and improved fixed cost leverage.

Consumer Segment

(Amounts in thousands, except percentages)	Three months ended
	March 31,
	2026	2025	% Increase/ (Decrease)
Net sales	$147,214	$149,672	(1.6)%
Gross profit	29,345	29,264	0.3%
Profit margin	19.9%	19.6%	1.5%
(Loss) income from operations	(15,952)	8,807	(281.1)%

Consumer segment net sales were $147.2 million for the three months ended March 31, 2026, as compared to $149.7 million for the three months ended March 31, 2025. The change was primarily attributable to lower sales volumes, reflecting volatile market conditions related to tariffs and higher interest rates. These declines were partially offset by favorable price reflecting higher input costs, and a positive foreign currency translation impact of approximately 2.3%, primarily due to the strengthening of the euro and Canadian dollar relative to the U.S. dollar.

Gross profit from the consumer segment was $29.3 million for both the three months ended March 31, 2026, and March 31, 2025. Despite lower sales volumes, gross profit was comparable to the prior year due to cost reduction and productivity initiatives that continued to be implemented across the Company’s global manufacturing operations.

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Non-GAAP Financial Measures

Adjusted EBITDA was $31.4 million for the first quarter of 2026, compared to $30.8 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, which are non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income to EBITDA and adjusted EBITDA can be found at the end of this release.

Adjusted net income applicable to common shareholders for the first quarter of 2026 was income of $0.0 million, equal to income of $0.00 per basic and diluted share, compared to adjusted net income of $0.7 million, equal to income of $0.01 per basic and diluted share, in the first quarter of 2025. The Company utilizes adjusted net income applicable to common shareholders, which is a non-GAAP financial measure, as a means to measure its operating performance. A reconciliation of net income applicable to common shareholders and adjusted net income applicable to common shareholders can be found at the end of this release.

Financial Condition

The Company ended the first quarter of 2026 with total cash and cash equivalents of $171.3 million, compared to $202.9 million at December 31, 2025. Long-term debt at March 31, 2026, was $578.3 million, compared to $564.7 million at December 31, 2025. Short-term debt was $34.3 million at March 31, 2026, compared to $21.2 million at December 31, 2025. Net debt (total debt less cash and cash equivalents) was $441.3 million at March 31, 2026, compared to $383.0 million at December 31, 2025.

During the three months ended March 31, 2026, cash flows used for operating activities were $46.5 million. This cash outflow was primarily driven by an increase in working capital. The increase in accounts receivable was largely attributable to seasonality, as sales increased by $94.6 million during the first quarter of 2026 compared to the fourth quarter of 2025. In response to higher operating activity, accounts payable also increased during the first quarter of 2026 compared to year end 2025. Inventory levels decreased, reflecting efforts to proactively manage inventory while supporting customer demand in the subsequent quarter.

Cash used for operating activities increased by $7.9 million when comparing the three months ended March 31, 2026 to the comparable period in 2025, primarily due to working capital changes.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the first quarter financial results on Thursday, April 30, 2026, at 9:00 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed using the following link
https://events.q4inc.com/attendee/140857629 or on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 10 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference, with live audio Q&A, participants should use one of the following dial in numbers:

United States Toll Free: 1 833 461 5787
All other locations: https://help.events.q4inc.com/eahc/international-dial-in-numbers

Participants Access Code: 140857629

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About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in West Chicago, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of the COVID-19 pandemic on our operations and financial performance; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations; unfavorable outcomes of legal proceedings; the Company's ability to comply with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to our manufacturing facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.

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Titan International, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
Amounts in thousands, except per share data

	Three months ended
	March 31,
	2026	2025

Net sales	$505,073	$490,708
Cost of sales	433,624	422,064
Gross profit	71,449	68,644
Selling, general, and administrative expenses	52,398	49,855
Research and development expenses	5,284	4,544
Royalty expense	2,410	2,446
Restructuring and impairment expenses	25,142	—
(Loss) income from operations	(13,785)	11,799
Interest expense	(9,887)	(9,535)
Interest income	2,199	2,239
Foreign exchange gain (loss)	910	(1,385)
Other income	946	1,134
(Loss) income before income taxes	(19,617)	4,252
Provision for income taxes	4,633	4,230
Net (loss) income	(24,250)	22
Net (loss) income attributable to noncontrolling interests	(36)	671
Net loss attributable to Titan and applicable to common shareholders	$(24,214)	$(649)

Loss per common share:
Basic	$(0.38)	$(0.01)
Diluted	$(0.38)	$(0.01)
Average common shares and equivalents outstanding:
Basic	64,072	63,283
Diluted	64,072	63,283

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Titan International, Inc.
Condensed Consolidated Balance Sheets
Amounts in thousands, except share data

	March 31, 2026	December 31, 2025

Assets	(unaudited)
Current assets
Cash and cash equivalents	$171,262	$202,879
Accounts receivable, net of allowance of $5,007 and $5,058, respectively	338,496	238,906
Inventories	467,962	470,549
Prepaid and other current assets	73,319	73,638
Total current assets	1,051,039	985,972
Property, plant and equipment, net	439,418	448,910
Operating lease assets	101,874	119,225
Goodwill	29,563	29,563
Intangible assets, net	10,571	10,889
Deferred income taxes	10,570	10,715
Other long-term assets	71,786	67,386
Total assets	$1,714,821	$1,672,660

Liabilities
Current liabilities
Short-term debt	$34,277	$21,185
Accounts payable	278,019	251,715
Operating leases	14,815	13,830
Other current liabilities	152,265	141,514
Total current liabilities	479,376	428,244
Long-term debt	578,305	564,717
Deferred income taxes	6,883	6,138
Operating leases	107,891	111,054
Other long-term liabilities	40,819	40,890
Total liabilities	1,213,274	1,151,043
Commitments and Contingencies
Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 78,447,035 issued and 64,312,774 outstanding at March 31, 2026; 78,447,035 issued and 63,951,494 outstanding at December 31, 2025)	—	—
Additional paid-in capital	736,818	738,711
Retained earnings	76,355	100,569
Treasury stock (at cost, 14,134,261 shares at March 31, 2026 and 14,495,541 shares at December 31, 2025)	(112,994)	(115,871)
Accumulated other comprehensive loss	(205,268)	(209,029)
Total Titan shareholders’ equity	494,911	514,380
Noncontrolling interests	6,636	7,237
Total equity	501,547	521,617
Total liabilities and equity	$1,714,821	$1,672,660

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Titan International, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
All amounts in thousands

	Three months ended March 31,
Cash flows from operating activities:	2026	2025
Net (loss) income	$(24,250)	$22
Adjustments to reconcile net (loss) income to net cash used for operating activities:
Depreciation and amortization	17,073	15,871
Restructuring and impairment expenses	25,142	—
Deferred income tax provision (benefit)	1,212	(793)
Loss on fixed asset and investment sale	64	40
Stock-based compensation	565	(925)
Issuance of stock under 401(k) plan	419	396
Foreign currency (gain) loss	(2,342)	2,759
(Increase) decrease in assets:
Accounts receivable	(98,797)	(97,101)
Inventories	3,438	(5,339)
Prepaid and other current assets	624	(2,358)
Other assets	(4,851)	(1,443)
Increase (decrease) in liabilities:
Accounts payable	25,450	51,188
Other current liabilities	9,162	(1,154)
Other liabilities	565	246
Net cash used for operating activities	(46,526)	(38,591)
Cash flows from investing activities:
Capital expenditures	(13,250)	(15,027)
Proceeds from sale of fixed assets	116	199
Net cash used for investing activities	(13,134)	(14,828)
Cash flows from financing activities:
Proceeds from borrowings	59,247	26,606
Repayments of debt	(32,893)	(8,013)
Other financing activities	(160)	21
Net cash provided by financing activities	26,194	18,614
Effect of exchange rate changes on cash	1,849	13,261
Net decrease in cash and cash equivalents	(31,617)	(21,544)
Cash and cash equivalents, beginning of period	202,879	195,974
Cash and cash equivalents, end of period	$171,262	$174,430

Supplemental information:
Interest paid	$3,396	$3,209
Income taxes paid, net of refunds received	$2,137	$3,421

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data and percentages

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted gross profit, adjusted net income attributable to Titan, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt, and net cash used for operating activities to free cash flow, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted gross profit, adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt and net cash used for operating activities to free cash flow, as we believe that they assist investors with analyzing our business results. In addition, management reviews these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted gross profit, adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt, and free cash flow should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

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The table below provides a reconciliation of adjusted net income attributable to Titan to net loss applicable to common shareholders, the most directly comparable GAAP financial measure, for the three-month periods ended March 31, 2026 and 2025 (in thousands, except earnings per share).

	Three months ended
	March 31,
	2026	2025

Net loss attributable to Titan and applicable to common shareholders	$(24,214)	$(649)
Adjustments:
Foreign exchange (gain) loss	(910)	1,385
Restructuring and impairment expenses	25,142	—
Adjusted net income attributable to Titan and applicable to common shareholders	$18	$736

Adjusted earnings per common share:
Basic	$0.00	$0.01
Diluted	$0.00	$0.01

Average common shares and equivalents outstanding:
Basic	64,072	63,283
Diluted	64,481	64,059

The table below provides a reconciliation of net (loss) income to EBITDA and adjusted EBITDA, which are non-GAAP financial measures, for the three-month ended March 31, 2026 and 2025 (in thousands).

	Three months ended
	March 31,
	2026	2025

Net (loss) income	$(24,250)	$22
Adjustments:
Provision for income taxes	4,633	4,230
Interest expense, excluding financing fees amortization	9,668	9,315
Depreciation and amortization	17,073	15,871
EBITDA	$7,124	$29,438
Adjustments:
Foreign exchange (gain) loss	(910)	1,385
Restructuring and impairment expenses	25,142	—
Adjusted EBITDA	$31,356	$30,823

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The table below sets forth, for the three-month ended March 31, 2026, the impact to net sales of currency translation (constant currency) by geography (in thousands, except percentages):

	Three months ended March 31,			Change due to currency translation		Three months ended March 31,
	2026	2025(1)	% Change from 2025	$	%	Constant Currency
North America	$291,892	$283,992	2.8%	$793	0.3%	$291,099
Europe / CIS	107,228	109,053	(1.7)%	10,600	9.7%	96,628
Latin America	83,202	77,018	8.0%	7,231	9.4%	75,971
Asia and other regions	22,751	20,645	10.2%	(346)	(1.7)%	23,097
	$505,073	$490,708	2.9%	$18,278	3.7%	$486,795

(1) Certain reclassifications were made to the prior year amounts to conform with the current year presentation for the net sales by geography.

The table below provides a reconciliation of net debt, which is a non-GAAP financial measure (in thousands):

	March 31, 2026	December 31, 2025	March 31, 2025

Long-term debt	$578,305	$564,717	$571,589
Short-term debt	34,277	21,185	13,814
Total debt	$612,582	$585,902	$585,403
Cash and cash equivalents	171,262	202,879	174,430
Net debt	$441,320	$383,023	$410,973

The table below provides a reconciliation of net cash used for operating activities to free cash flow, which is a non-GAAP financial measure (in thousands):

	Three months ended
	March 31,
	2026	2025

Net cash used for operating activities	$(46,526)	$(38,591)
Capital expenditures	(13,250)	(15,027)
Free cash flow	$(59,776)	$(53,618)

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